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                                                                  EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated February 16, 1999, accompanying the consolidated financial statements of Rent-A-Center, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this Registration Statement on Form S-8 and Prospectus. We have also issued our report dated March 3, 2000 accompanying the financial statements of the Rent-A-Center, Inc. 401(k) Retirement Savings Plan appearing in the Annual Report on Form 11-K for the year ended December 31, 1998, which is incorporated by reference in this Registration Statement on Form S-8 and Prospectus. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8 and Prospectus.


/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

Dallas, Texas
March 9, 2000